                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[x]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12



                               DAOU SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)    Title of each class of securities to which transaction applies:

              ------------------------------------------------------------------
       (2)    Aggregate number of securities to which transaction applies:

              ------------------------------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

              ------------------------------------------------------------------
       (4)    Proposed maximum aggregate value of transaction:

              ------------------------------------------------------------------
       (5)    Total fee paid:

              ------------------------------------------------------------------

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid:

              ------------------------------------------------------------------
       (2)    Form, Schedule or Registration Statement No.:

              ------------------------------------------------------------------
       (3)    Filing Party:

              ------------------------------------------------------------------
       (4)    Date Filed:

              ------------------------------------------------------------------
              Notes:

                    [LOGO / LETTERHEAD OF DAOU SYSTEMS, INC.]

                               DAOU Systems, Inc.
                               5120 Shoreham Place
                           San Diego, California 92122
                                T: (858) 452-2221
                               http://www.daou.com


April 28, 2000


Dear Stockholder:

         You are cordially invited to attend the Company's 2000 Annual Meeting of Stockholders to be held on May 31, 2000. At the meeting, the Company's management will review actions taken during the fiscal year ended December 31, 1999 and present its plans for 2000.

         The meeting will begin promptly at 10:00 a.m., local time, at the Company's principal executive offices located at 5120 Shoreham Place, San Diego, California 92122.

         The official Notice of Meeting, Proxy Statement and Proxy Card are included with this letter. The matters listed in the Notice of Meeting are described in detail in the Proxy Statement.

         The vote of every stockholder is important. Mailing your completed Proxy Card will not prevent you from voting in person at the meeting if you wish to do so. Please complete, sign, date and promptly return your Proxy Card in the enclosed envelope. Your cooperation will be greatly appreciated.

         Members of the Company's Board of Directors and management look forward to greeting personally those stockholders who are able to attend the meeting.

                                    Sincerely


                                    Georges J. Daou
                                    CHAIRMAN OF THE BOARD

                               DAOU SYSTEMS, INC.
                               5120 SHOREHAM PLACE
                           SAN DIEGO, CALIFORNIA 92122

                            -----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 2000

                            -----------------------


         Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of DAOU Systems, Inc., a Delaware corporation (the "Company"), will be held at the Company's principal executive offices located at 5120 Shoreham Place, San Diego, California 92122 on May 31, 2000, at 10:00 a.m., local time, for the following purposes:

         1. To elect two (2) Class II directors of the Company for a term expiring at the annual meeting of stockholders to be held in 2003, with each Class II director to hold office until his respective successor is duly elected and qualified;

         2.       To amend the 1996 Stock Option Plan;

         3.       To approve the 2000 Employee Stock Purchase Plan;

         4. To ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000; and

         5. To transact such other business as may properly come before the Meeting or any adjournment or postponement of the Meeting.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on April 20, 2000 and holders of Series A convertible preferred stock will be entitled to notice of and to vote at the Meeting and any adjournments thereof. Each of these stockholders is cordially invited to be present and vote at the Meeting in person.

                                          By Order of the Board of Directors


                                          Donald R. Myll
                                          SECRETARY

San Diego, California
April 28, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS IS IMPORTANT BECAUSE A MAJORITY OF THE SHARES MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU SEND IN YOUR PROXY CARD NOW. IN ADDITION, YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED.

                               DAOU SYSTEMS, INC.

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 2000

                                TABLE OF CONTENTS


                                                                                                                Page
                                                                                                                ----
General Information...............................................................................................1

Shares Outstanding and Voting Rights..............................................................................3

Proposal One --Election of Class II Directors.....................................................................5

Proposal Two --Amendment to 1996 Stock Option Plan...............................................................33

Proposal Three --Approval of 2000 Employee Stock Purchase Plan...................................................39

Proposal Four --Ratification of Independent Auditors.............................................................44

Other Business...................................................................................................45


                               DAOU SYSTEMS, INC.
                               5120 SHOREHAM PLACE
                           SAN DIEGO, CALIFORNIA 92122

                            -----------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 2000

                            -----------------------

                               GENERAL INFORMATION

         Your proxy in the enclosed form is solicited by the Board of Directors (the "Board") of DAOU Systems, Inc., a Delaware corporation (the "Company"), for use at its Annual Meeting of Stockholders to be held at the principal executive offices of the Company at 5120 Shoreham Place, San Diego, California 92122 on May 31, 2000, at 10:00 a.m., local time (the "Meeting"), for the purposes set forth in the accompanying notice and at any adjournment or postponement of the Meeting. The mailing of this Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy Card (the "Proxy Card") to the stockholders of the Company is expected to commence on or about April 28, 2000.

         The shares of the Company's Common Stock, par value $0.001 per share ("Common Stock"), represented by proxy will be voted in accordance with the instructions given on the Proxy Card, subject to the proper execution of the Proxy Card and its receipt by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted:

         "FOR" the election of the Class II directors to the Board nominated by the Board;

         "FOR" the amendment of the 1996 Stock Option Plan;

         "FOR" the approval of the 2000 Employee Stock Purchase Plan; and

         "FOR" the ratification of the selection of independent auditors for the fiscal year ending December 31, 2000.

          A stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the Proxy Card is present at the Meeting and votes in person.

         Copies of solicitation material will be furnished to brokerage firms, nominees, fiduciaries and custodians holding shares of Common Stock in their names which are beneficially owned by others ("record holders") to forward to such beneficial owners. In addition, the Company may reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented, if deemed desirable or necessary, by either telephone, telegram, facsimile or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any such services. The Company reserves the right, if deemed desirable or necessary, to retain a proxy solicitation firm to deliver solicitation material to record holders for distribution by them to their principals and to assist the Company in collecting proxies from such holders. The costs of these services to the Company, exclusive of out-of-pocket costs, is not expected to exceed $10,000. Except as described above, the Company does not intend to solicit proxies other than by mail.

                      SHARES OUTSTANDING AND VOTING RIGHTS

RECORD DATE AND SHARES OUTSTANDING

         Only holders of shares of Common Stock of record as of the close of business on April 20, 2000 (the "Record Date") and holders of Series A Convertible Preferred Stock, are entitled to vote at the Meeting. On the Record Date, 17,712,368 shares of Common Stock (collectively, the "Shares") and 2,181,818 shares of Preferred Stock were issued and outstanding. Each of the Shares is entitled to one vote on all matters to be voted upon at the Meeting.

QUORUM; BROKER NON-VOTES; ABSTENTIONS

         The presence, in person or by proxy duly authorized, of the holders of a majority of the Shares will constitute a quorum for the transaction of business at the Meeting and any adjournment or postponement thereof. The Shares that are voted by proxy "FOR," "AGAINST" or "WITHHELD FROM" a proposal are treated as being present at the Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting with respect to such proposal.

         Broker non-votes (i.e., Shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting, but will not be counted for purposes of determining the number of votes cast with respect to a particular proposal on which the broker has expressly not voted. Accordingly, a broker non-vote will not affect the outcome of the voting on any proposal set forth in this Proxy Statement.

         The Class II director nominees will be elected by a plurality of votes of the Shares present in person or represented by proxy at the Meeting. Any of the Shares not voted (whether by abstention, broker non-votes or otherwise) will have no impact on the election of the Class II directors, except to the extent that the failure to vote for one Class II director nominee results in another nominee receiving a larger portion of votes. Any other proposals submitted to the Company's stockholders in the Proxy Card must be approved by the vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote at the Meeting. In determining whether such proposals have been approved, abstentions and broker non-votes will not be counted as votes for or against the proposal.

REVOCABILITY OF PROXY

         A proxy may be revoked by a stockholder at any time prior to the voting at the Meeting by written notice to the Secretary of the Company, by submission of another duly executed proxy bearing a later date or by voting in person at the Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company or its transfer agent. The mere presence at the Meeting of the stockholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Meeting in accordance with the instructions indicated on the Proxy Card by the stockholder or, if no instructions are indicated, will be voted:

         "FOR" the election of the Class II directors to the Board nominated by the Board;

         "FOR"  the amendment of the 1996 Stock Option Plan;

         "FOR"  the approval of the 2000 Employee Stock Purchase Plan;

         "FOR" the ratification of the selection of independent auditors for the fiscal year ending December 31, 2000; and as to any other matter that may be properly brought before the Meeting, in accordance with the judgment of the proxy holders.

                                  PROPOSAL ONE
                         ELECTION OF CLASS II DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)


         The Board currently consists of six (6) directors. At the Meeting, the stockholders will elect two (2) Class II directors to the Board who will hold office until their respective successors are duly elected and qualified at the 2003 annual stockholders meeting. The Board has nominated John H. Moragne and Kevin M. Fickenscher as the two (2) Class II directors to be elected at the Meeting.

         Management knows of no reason why any of these Class II director nominees would be unable or unwilling to serve; but, in the event that any Class II director nominee is unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of Class II director as management may recommend in the place of such nominee.

INFORMATION REGARDING CLASS II DIRECTOR NOMINEES

         The following table sets forth the names, ages, principal occupations for the periods indicated and other directorships of the two (2) Class II director nominees, each of whom is currently a director of the Company. Information as to the stock ownership of each Class II director nominee and all current directors and executive officers of the Company as a group is set forth below under "Securities Ownership of Certain Beneficial Owners and Management."


                                                     PRINCIPAL OCCUPATION FOR THE PAST FIVE                DIRECTOR
NAME                                   AGE                YEARS AND OTHER DIRECTORSHIPS                     SINCE
------------------------------------  -----   -------------------------------------------------------     ----------
CLASS II

   John H. Moragne                     42     Mr. Moragne has been a director of the Company since           1995
                                              October 1995.  Mr. Moragne has been a managing director
                                              of Trident Capital, Inc., a private investment firm,
                                              since May 1993 and a member of Trident Capital
                                              Management, LLC, an affiliated entity of Trident
                                              Capital, Inc. since October 1995.  From August 1989 to
                                              May 1993, Mr. Moragne was a principal of Bain Capital, a
                                              private investment firm, as well as a principal of
                                              Information Partners, a private equity firm associated
                                              with Dun & Bradstreet Enterprises and Bain Capital.  He
                                              currently serves on the board of directors of various
                                              private information technology companies.  He holds a
                                              B.A. from Dartmouth College, an M.S. from the Stanford
                                              Graduate School of Applied Engineering and an M.B.A.
                                              from the Stanford Graduate School of Business.

   Kevin M. Fickenscher                49     Dr. Fickenscher has been a director of the Company since       1999
                                              March 1999. Dr. Fickenscher is Senior Vice President of
                                              CareInsite, Inc., a publicly traded transaction based
                                              company that provides connectivity services for the
                                              health care industry.  Prior to joining CareInsite, Inc.
                                              in February 2000, he served as the Senior Vice President
                                              and Chief Medical Officer at Catholic Healthcare West, a
                                              regional, integrated healthcare system since April 1997.
                                              From April 1994 to April 1997, he was Senior Vice
                                              President and Chief Medical Officer at Aurora Health
                                              Care, a regional, vertically integrated healthcare
                                              system.   Dr. Fickenscher holds a B.A. in Psychology at
                                              the University of North Dakota, and an M.D. from the
                                              University of North Dakota School of Medicine.  He
                                              obtained his residency in Family Practice through
                                              Montefiore Hospital and Medical Center and the
                                              University of North Dakota.


VOTE REQUIRED AND BOARD RECOMMENDATION

         The two (2) Class II director nominees receiving the highest number of affirmative votes of the Shares present in person or represented by proxy at the Meeting and entitled to be voted for each of them will be elected as Class II directors of the Company. Votes withheld from any Class II director nominee will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. Stockholders do not have the right to cumulate their votes in the election of directors. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or if no direction is made, for the election of the Board's nominees. If any of the Class II director nominees is unable or declines to serve as a Class II director at the time of the Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy. It is not presently expected that any of the nominees will be unable or will decline to serve as a Class II director.

         THE BOARD RECOMMENDS A VOTE "FOR" THE TWO (2) CLASS II DIRECTOR NOMINEES ABOVE LISTED.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Information concerning the Company's current executive officers and directors is set forth below.


NAME                                            AGE     POSITION
----                                            ---     --------
Georges J. Daou (1)........................      39     Chairman of the Board
Larry D. Grandia (3).......................      53     Chief Executive Officer, President and Director
Donald R. Myll ............................      42     Executive Vice President, Chief Financial Officer and
                                                        Secretary
Stephen M. Casey...........................      40     Senior Vice President of Integration Services; President
                                                        and Chief Executive of DAOU-Sentient, Inc.; and President
                                                        and Chief Executive Officer of Enosus, Inc.
D. Parker Hinshaw..........................      50     Senior Vice President
Eric S. Ringwall...........................      35     Chief Technology Officer; Executive Vice President and
                                                        Chief Operating Officer of Enosus, Inc.
Vincent K. Roach...........................      55     Senior Vice President of Consulting Services
Richard B. Jaffe (1), (5)..................      46     Director
David W. Jahns (3), (4), (5)...............      34     Director
John H. Moragne (2), (4), (5) .............      42     Director
Kevin M. Fickenscher (2), (4)..............      49     Director


--------------------------

(1)  Class I director, term expires at 2001 annual meeting of stockholders.
(2)  Class II director, term expires at 2000 annual meeting of stockholders.
(3)  Class III director, term expires at 2002 annual meeting of stockholders.
(4)  Member of the Audit Committee.
(5)  Member of the Compensation Committee.



         A description of the background of each of the Class II director nominees has been provided above under "Information Regarding Class II Director Nominees." A description of the background of each of the other directors and executive officers who are not directors follows:

         MR. DAOU, a founder of the Company, has served as Chairman of the Board since the Company's inception in 1987 and as Chief Executive Officer from the Company's inception in 1987 until June 1999. Since September 1999, Mr. Daou has served as Chairman of the Board of eAssist.com, which specializes in Internet based customer support and demand creation services with headquarters in San Diego, California. Mr. Daou sits on the boards of various healthcare and community organizations, including the College of Healthcare Management Executives and the Healthcare Information Managers Association. He holds a B.S. in Electrical Engineering and an M.S. in Information and Communication Theory from the University of California, San Diego.

         MR. GRANDIA has served as a director of the Company since June 1999, as its President since March 1999, and as its Chief Executive Officer since June 1999. From 1971 to March 1999, he served in various information systems and administrative positions with Intermountain Health Care, an integrated delivery network based in Salt Lake City, Utah. While employed with Intermountain Health Care, Mr. Grandia led its information systems operations from 1976 to March 1999, and served as its Corporate Vice President and Chief Information Officer from November 1995 to March 1999. He served as a member of the DAOU CIO Advisory Board from 1995 through 1998 and as its Chair from 1996 through 1998. Mr. Grandia holds a B.S. in General Engineering/Industrial Management from the University of Wyoming and a Masters of Engineering Administration from the University of Utah.

         MR. MYLL has served as Executive Vice President, Chief Financial Officer and Secretary since September 1999 and as Chief Financial Officer and Treasurer of Enosus, Inc, a wholly-owned subsidiary of the Company, since February 2000. From September 1998 to September 1999, Mr. Myll served as President, Chief Executive Officer and Director of Hearing Science, Inc., a multi state provider of hearing care services. From April 1990 to March 1997, Mr. Myll was Executive Vice President, Chief Financial Officer and Secretary of TheraTx, Inc., a national health care provider of rehabilitation, post acute and long-term care services. Mr. Myll holds a B.A. in Business Economics from the University of California at Santa Barbara.

         MR. CASEY has served as Senior Vice President of Integration since January 1999, as President, Chief Executive Officer and a Director of DAOU-Sentient, Inc., a wholly-owned subsidiary of the Company, since April 1998, and as President and Chief Executive Officer of Enosus, Inc., a wholly-owned subsidiary of the Company, since February 2000. Prior thereto, from August 1993 to March 1998, Mr. Casey was President of Sentient Systems, Inc., a technical services firm for the healthcare industry that the Company acquired in March 1998. Mr. Casey holds a B.S. in Business Administration from the University of Maryland University College, and is currently enrolled in the M.B.A. program at the Wharton School of Business at the University of Pennsylvania.

         MR. HINSHAW has served as Senior Vice President of the Company since January 1999, and as Vice-President of DAOU-RHI, Inc., a subsidiary of the Company, since June 1998. From June 1994 to December 1998, Mr. Hinshaw was Chairman of the Board of Directors of Resources in Healthcare Innovations, Inc., an information technology staffing firm that the Company acquired in June 1998. Mr. Hinshaw holds a B.S. in Business Administration from Indiana University.

         MR. RINGWALL has served as Executive Vice President and Chief Operating Officer of Enosus, Inc., a wholly-owned subsidiary of the Company since February 2000. He also has served as Chief Technology Officer of the Company since January 1999. From January 1997 to January 1999, Mr. Ringwall was Vice President of Technology Services; from January 1996 to

January 1997 he served as Vice President of Strategic Network Services; and from January 1995 to January 1996 he served as Director of Consulting Services. Mr. Ringwall holds a Bachelor of Arts from Cornell University and a Masters of Science from the Naval Postgraduate School.

         MR. ROACH has served as Senior Vice President of Consulting Services since January 1999, and as President of DAOU-TMI, Inc., a subsidiary of the Company, since June 1998. From December 1983 to June 1998, Mr. Roach was President of Technology Management, Inc., a management consulting firm that the Company acquired in June 1998. Mr. Roach holds a B.A. from Wabash College.

         MR. JAFFE has been a director of the Company since December 1997. Mr. Jaffe has served a Managing Partner of Jaffe Investment Group LLC since February 2000. Mr. Jaffe served as the Chairman, President and Chief Executive Officer for Safeskin Corporation ("Safeskin") from May 1996 until February 2000. He also has served as a director of Safeskin since April 1988. Between March 1993 and May 1996, he was the Vice Chairman of the Board of Directors and Co-Chief Executive Officer of Safeskin. Mr. Jaffe served as the President of Safeskin Corporation (Malaysia) Sdn. Bhd. and Chief Operating Officer of Safeskin between April 1988 and March 1993. From 1985 to 1987 he served on the executive operating committee of the Coca-Cola Foods Division. Mr. Jaffe holds a B.S. in Industrial and Labor Relations from Cornell University.

         MR. JAHNS has been a director of the Company since October 1995. Mr. Jahns joined Galen Associates, a venture capital investment firm, in January 1993, and has served as Vice President since January 1994. He also serves as General Partner of Galen Partners III, L.P. and Galen Partners International III, L.P. Mr. Jahns currently serves on the board of directors of various private healthcare services and technology companies. He holds a B.A. in Political Science and Economics from Colgate University and an M.B.A. from the J.L. Kellogg Graduate School of Business.



BOARD OF DIRECTORS

         The Company's Bylaws provide for a range of one to 11 directors, with the current authorized number set at eight. The Company's Certificate of Incorporation provides that the Board is classified into three classes, with the directors of each class to be elected for a term of three years and to hold office until their successors are duly elected and qualified. At each annual meeting of stockholders, the successors to the class of directors whose term then expires will be elected to hold office for a term expiring at the annual meeting of stockholders held subsequently in three years. In each case, a director serves for the designated term and until his or her respective successor is duly elected and qualified, unless he resigns or his seat on the Board becomes vacant due to his death, removal or other cause.

         Georges J. Daou and Richard B. Jaffe currently serve as Class I directors (term expiring at the 2001 annual meeting of stockholders); John H. Moragne and Kevin M. Fickenscher, currently serve as Class II directors (term expiring at the 2000 annual meeting of stockholders); and Larry D. Grandia and David W. Jahns currently serve as Class III directors (term expiring at the 2002 annual meeting of stockholders.

BOARD MEETINGS AND COMMITTEES

         During the fiscal year ended December 31, 1999 ("Fiscal 1999"), the Board held four regular meetings and six special meetings. With the exception of Daniel J. Daou, who attended two of the three meetings held during his tenure as a director during Fiscal 1999, each of the directors attended at least 75% of the meetings held during Fiscal 1999 which occurred on or after the initiation of his term as a director.

         The Board has a compensation committee (the "Compensation Committee") currently consisting of Messrs. Jaffe, Jahns and Moragne, and an audit committee (the "Audit Committee") currently consisting of Messrs. Fickenscher, Jahns and Moragne. On March 15, 1999, Dr. Fickenscher replaced Mr. Grandia on the Compensation Committee and the Audit Committee, and on July 22, 1999, Mr. Jahns replaced Dr. Fickenscher on the Compensation Committee. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees. The Audit Committee aids management in the establishment and supervision of the Company's financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent auditors prior to the presentation of financial statements to the stockholders and, if appropriate, initiates inquiries into aspects of the Company's financial affairs. Officers are elected by and serve at the discretion of the Board. The Company neither has a Nominating Committee nor a committee that performs equivalent functions of a Nominating Committee.

         During Fiscal 1999, the Audit Committee held one meeting, and the Compensation Committee held one meeting. Richard B. Jaffe did not attend the Audit Committee meeting.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Section 16(a) under the Securities Exchange Act of 1934, requires the Company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent (10%) stockholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) forms that they file.

         To the Company's knowledge, based solely on conversations with the Company's officers and directors and a review of such reports filed with the SEC, the Company is unaware of any instances of noncompliance or late compliance with filings during Fiscal 1999 by its directors, officers or 10 percent stockholders, with the exception of the following: Messrs. Ringwall and Roach, each of whom filed a late Form 3 upon being named executive officers of the Company; Messrs. Ringwall, Hinshaw, Casey, Jaffe, Jahns, Moragne, Fickenscher, Bollinger, Zielazinski, Georges Daou and Daniel Daou, each of whom did not file a Form 4 in connection with transactions requiring such filing; and Messrs. Georges Daou and Daniel Daou each of whom did not file a Form 5 upon leaving the employment of the Company.



SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 18, 2000 by:

- each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock;

-        each director of the Company;

- all individuals serving as the Company's Chief Executive Officer during Fiscal 1999;

-        the other Named Executive Officers; and

-        all directors and executive officers of the Company as a group.

         Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investing power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable community property laws, and their address is 5120 Shoreham Place, San Diego, California 92122.



                                                                                         SHARES BENEFICIALLY
                                                                                               OWNED (1)
                                                                                   --------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                               NUMBER           PERCENT
------------------------------------------------------------------------------     -------------      -------------
Galen Partners III, L.P. (2)..................................................         2,276,755       11.4%

Wellington Management  Company LLP (3)........................................         1,379,300        7.8

American Express Company (4)..................................................         1,180,000        6.7

Georges J. Daou (5)...........................................................         1,160,701        6.6
       Chairman of the Board and Former Chief Executive Officer



Vincent K. Roach (6)..........................................................           664,250        3.8
     Senior Vice President of Consulting Services

Larry D. Grandia (7)..........................................................           341,344        1.9
      President, Chief Executive Officer and Director

D. Parker Hinshaw (8).........................................................           215,138        1.2
      Senior Vice President

Darryl J. Bollinger (9).......................................................           117,163         *
      Former Senior Vice President of Application Implementation
      Services

Stephen M. Casey (10).........................................................            66,550         *
     Senior Vice President of Integration Services; President and
     Chief Executive of DAOU-Sentient, Inc.; and President and
     Chief Executive Officer of Enosus, Inc.

Eric S. Ringwall (11).........................................................            50,809         *
      Chief Technology Officer; Executive Vice President and
      Chief Operating Officer of Enosus, Inc.

Richard B. Jaffe (12).........................................................            23,333         *
     Director

David W. Jahns (13)...........................................................            21,632         *
     Director

John H. Moragne (14)..........................................................            21,569         *
     Director

Kevin M. Fickenscher (15).....................................................             3,334         *
     Director

Fred C. McGee (16)............................................................               831         *
     Former Executive Vice President, Chief Financial Officer
     and  Secretary

All directors and executive officers as a group (17)..........................         2,568,660        14.1
      (10 persons)


*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable within 60 days of April 18, 2000 are deemed outstanding for computing the percentage of the person or entity holding such options but are not deemed outstanding for computing the percentage of any other person.

(2) Includes 2,181,818 Series A convertible preferred shares of which 1,993,234 shares are held by Galen Partners III, L.P., 180,422 shares are held by Galen Partners International III L.P., and 8,162 shares are held by Galen Employee Fund III, L.P., issuable upon conversion of Series A preferred stock. Also includes accumulated dividends of 94,937 Series A convertible preferred shared issuable upon conversion of Series A preferred stock. Please note that pursuant to Section 1 of the Certificate of Designation for the Series A preferred stock, dividends shall be paid to the holders of Series A preferred stock at an annual rate of 6% for the first two years after the date upon which any shares of Series A preferred stock were issued (the "Issue Date"), plus an additional 1% per annum based upon the Series A issue price for each successive year after the second anniversary of the Issue Date, up to a maximum of 12%, which dividend shall accrue and be payable semi-annually in shares of Series A preferred stock valued at the Series A issue price. Mr. Jahns is a General Partner of Galen Partners III, L.P.


(3) Data based on information contained in a Schedule 13G filed with the SEC on February 11, 2000 on behalf of Wellington Management Company ("WMC"). The address of WMC is 75 State Street, Boston Mass. 02109. WMC may be deemed to beneficially own 1,379,300 shares of Common Stock. WMC has neither sole voting power nor sole dispositive power over these shares of Common Stock.

(4) Data based on information contained in a Schedule 13G filed with the SEC on February 8, 2000 on behalf of American Express Company ("AEC"). The address of AEC is 200 Vesey Street, New York, N.Y. 55440. AEC may be deemed to beneficially own 1,180,000 shares of Common Stock. AEC has neither sole voting power nor sole dispositive power over these shares of Common Stock.

(5) These shares are owned by the Georges J. Daou Trust dated May 2, 1996 of which Georges J. Daou is trustee.

(6) Includes 12,000 shares issuable under stock options exercisable within 60 days of April 18, 2000.

(7) Consists of 341,344 shares issuable under stock options exercisable within 60 days of April 18, 2000.

(8) Includes 8,470 shares issuable under stock options exercisable within 60 days of April 18, 2000.

(9) Includes 8,000 shares issuable under stock options exercisable within 60 days of April 18, 2000. Mr. Bollinger resigned as an officer of the Company on March 15, 2000.

(10) Includes 12,000 shares issuable under stock options exercisable within 60 days of April 18, 2000.

(11) Consists of 33,038 shares issuable under stock options exercisable within 60 days of April 18, 2000.

(12) Includes 23,333 shares issuable under stock options exercisable within 60 days of April 18, 2000.

(13) Includes 21,045 shares issuable under stock options exercisable within 60 days of April 18, 2000.

(14) Includes 21,045 shares issuable under stock options exercisable within 60 days of April 18, 2000

(15) Consists of 3,334 shares issuable under stock options exercisable within 60 days of Apri1 18, 2000.

(16) Mr. McGee resigned as Executive Vice President, Chief Financial Officer on August 31, 1999.

(17) Includes 475,609 shares issuable under stock options held by directors and executive officers exercisable within 60 days of April 18, 2000.

                             EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

         Directors of the Company have not historically and do not currently receive cash for services that they provide as directors or as committee members. As consideration for serving on the Board, the Company granted to each of the following outside directors (at the time of grant) options to purchase shares of Common Stock, in each case vesting over three years from the date of issuance: Mr. Daou (8,000 options granted in 1999); Mr. Jaffe (43,000 options, 8,000 of which were granted in 1999); Dr. Fickenscher (18,000 options, 8,000 of which were granted in 1999); Mr. Moragne (29,045 options, 8,000 of which were granted in 1999); and Mr. Jahns (29,045 options, 8,000 of which were granted in
1999). The Company may elect to pay cash compensation or grant additional options to directors in the future.

EXECUTIVE COMPENSATION

         The following table shows for the three (3) years ended December 31, 1999 the cash and other compensation awarded to, earned by or paid to the following individuals (collectively, the "Named Executive Officers"):

         (i) each of the individuals who served as Chief Executive Officer during Fiscal 1999;

         (ii) each of the four most highly compensated executive officers (other than the Chief Executive Officers) who were serving as executive officers at the end of Fiscal 1999; and

         (iii) the two individuals that would have been included in the table but for the fact that they were not serving as an executive officer of the Company at the end of Fiscal 1999.


                                                      SUMMARY COMPENSATION TABLE

                                                                   ANNUAL COMPENSATION
                                                                --------------------------           ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR       SALARY           BONUS            COMPENSATION
---------------------------------------------------    ----     ---------        ---------          ------------
Larry D. Grandia                                       1999     $ 122,962        $ 100,000          $ 8,622(2)
   Chief Executive Officer and
   President (1)

Georges J. Daou (3)                                    1999       227,692                -            1,499(4)
   Chairman of the Board and former                    1998       200,000          200,000           10,701(5)
   Chief Executive Officer                             1997       200,000                -            4,908(6)

Vincent K. Roach                                       1999       460,000          983,500              719(7)
    Senior Vice President of Consulting Services       1998       249,167          362,546                -
                                                       1997             -                -                -

Darryl J. Bollinger (8)                                1999       175,000           78,015           10,464(9)
    Former Senior Vice President of Application        1998       119,175                -            9,100(10)
    Implementation Services                            1997         8,335                -                -

Stephen Casey                                          1999       170,000           81,543                -
     Senior Vice President of Integration Services;    1998       127,500          142,114            7,215(11)
     President and Chief Executive of DAOU-            1997       104,730          128,843           18,198(12)
     Sentient, Inc.; and President and Chief
     Executive Officer of Enosus, Inc

D. Parker Hinshaw                                      1999       177,872           35,717           15,350(13)
    Senior Vice President                              1998       162,504          202,000           15,160(14)
                                                       1997       130,000          145,400           10,171(15)

Robert J. McNeill (16)                                 1999       145,918          946,881(17)        9,231(18)
    Former Executive Vice President and                1998       175,020           80,000            2,150(19)
    Chief Operating Officer                            1997       175,000          120,000            8,975(20)

Fred C. McGee (21)                                     1999       167,132(22)       73,333           11,478(23)
    Former Executive Vice President,                   1998       144,251           65,000                -
    Chief Financial Officer and Secretary              1997       109,038           61,500            2,375(24)



(1) Mr. Grandia was appointed President of the Company on March 15, 1999 pursuant to a consulting agreement under which the Company paid to Mr. Grandia an aggregate of $90,000 in consulting fees. Mr. Grandia was appointed Chief Executive Officer of the Company effective June 15, 1999 pursuant to an employment agreement that superceded the consulting agreement. During Fiscal 1999, the Company paid to Mr. Grandia an aggregate of $222,962 in salary and bonus under this employment agreement.

(2) Consists of $8,091 of health insurance benefits and $531 of contributions made by the Company under its 401(k) plan.

(3) Mr. Daou resigned as Chief Executive Officer of the Company effective June 15, 1999.

(4)    Consists of $1,499 of health insurance benefits.

(5) Includes $8,061 of automobile expenses and $2,640 of health insurance benefits.

(6) Includes $4,310 of automobile expenses and $598 of health insurance benefits.

(7)    Consists of $719 of health insurance benefits.

(8) Mr. Bollinger resigned as an officer of the Company effective March 15, 2000.

(9) Includes $7,401 of health insurance benefits and $3,063 of contributions made by the Company under its 401(k) plan.

(10) Includes $6,850 of health insurance benefits and $2,250 of contributions made by the Company under its 401(k) plan.

(11)   Consists of $7,215 of taxes paid by the Company.

(12)   Consists of $18,198 of taxes paid by the Company.

(13) Consists of $12,850 of health insurance benefits and $2,500 of contributions made by the Company under its 401(k) plan.

(14) Includes $6,850 of health insurance benefits and $8,310 of contributions made by the Company under its 401(k) plan.

(15) Includes $6,608 of health insurance benefits and $3,563 of contributions made by the Company under its 401(k) plan.

(16) Mr. McNeill resigned as Executive Vice President and Chief Operating Officer of the Company on October 4, 1999.

(17) Include a $826,881 payment pursuant to a separation and release agreement. See "- Separation and Release Agreements".

(18) Consists of $7,433 of health insurance benefits and $1,798 of contributions made by the Company under its 401(k) plan.

(19)   Consists of $2,150 of health insurance benefits.

(20) Includes $6,600 of automobile expenses and $2,375 of contributions made by the Company under its 401(k) plan.

(21) Mr. McGee resigned as Executive Vice President, Chief Financial Officer and Secretary of the Company on August 31, 1999.

(22) Includes $46,154 of severance payments pursuant to a separation and release agreement. See "-Separation and Release Agreements".

(23) Consists of $8,978 of health insurance benefits and $2,500 of contributions made by the Company under its 401(k) plan.

(24) Consists of $2,375 of contributions made by the Company under its 401(k) plan.



1996 STOCK OPTION PLAN

         The 1996 Stock Option Plan (the "1996 Option Plan") provides for the grant of ISOs to employees and nonstatutory stock options to employees, directors and consultants. A total of 4,000,000 shares of Common Stock have been reserved for issuance under the 1996 Option Plan, under which options to purchase 3,020,995 shares of Common Stock were outstanding as of April 18, 2000. In April 2000, the Board adopted, subject to stockholder approval, an amendment to the 1996 Option Plan to increase the number of shares reserved for issuance thereunder to from 4,000,000 to 5,000,000 shares of Common Stock. The number of shares of Common Stock underlying options issued under the 1996 Option Plan cannot exceed twenty-five percent (25%) of the number of the Company's outstanding shares of Common Stock at the end of the immediately preceding fiscal quarter.

         A committee (the "Option Committee") consisting solely of outside directors within the meaning of Section 162(m) of the Internal Revenue Code is currently responsible for administering the 1996 Option Plan and determining the exercise price of options granted thereunder to executive officers of the Company. The Option Committee has delegated to Georges J. Daou, the Company's Chairman of the Board, and to Larry Grandia, the Company's President, Chief Executive Officer and Director, the administration of the 1996 Option Plan with respect to employees (except for executive officers) and consultants (except for directors).

         Options granted under the 1996 Option Plan typically vest over five years. The exercise price of ISOs must be at least equal to the fair market value of the Common Stock on the date of grant. In addition, the exercise price of any stock option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company must equal at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price may be paid in such consideration as determined by the Board. No individual may receive options to purchase more than a total of 150,000 shares of Common Stock under the

1996 Option Plan during any year. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the term of the option is limited to five years or less. The term for all other options may not exceed ten years.

         The Board may amend or modify the 1996 Option Plan at any time without the consent of the optionees, so long as such action does not adversely affect their outstanding options. The 1996 Option Plan will terminate in 2006, unless terminated earlier by the Board. Each outstanding option provides that, in the event of a "change in control," including the dissolution or liquidation of the Company or a merger of the Company with or into another corporation, each optionee will be entitled to exercise up to 70% of the shares of Common Stock underlying his unvested options immediately prior to the consummation of such "change in control" event.

         See "Proposal Two" of this Proxy Statement for more detail regarding the 1996 Option Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning stock options awarded to each of the Named Executive Officers during Fiscal 1999. Except for options to purchase 400,000 shares of Common Stock granted to Larry Grandia on June 15, 1999, all such options were awarded under the 1996 Option Plan.


                                               INDIVIDUAL GRANTS
                             ---------------------------------------------------------
                                           PERCENT OF                                             POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF      TOTAL                                             ASSUMED ANNUAL RATES OF STOCK PRICE
                             SECURITIES     OPTIONS                                              APPRECIATION FOR OPTION TERM(3)
                             UNDERLYING    GRANTED TO                                          -----------------------------------
                              OPTIONS     EMPLOYEES IN    EXERCISE
                              GRANTED     FISCAL 1999       PRICE           EXPIRATION
  NAME                          (#)           (1)        ($/SH) (2)            DATE                 5%($)               10%($)
  ---------------------      ----------   ------------   ----------        ------------        -------------         -------------
  Larry D. Grandia            400,000           38.04%     $5.500           6/15/2009             $1,383,568           $3,506,233
  Larry D. Grandia            150,000           14.27       4.438          10/27/2009                406,863            1,031,072
  Georges J. Daou (4)           8,000               *       4.313          10/25/2009                 22,326               56,578


-----------------------------------
*      Less than one percent.

(1)    Percentages include options to purchase 1,051,500 shares of Common Stock.

(2) The exercise price is to be paid in cash, by surrendering shares of Common Stock held by optionee for more than 12 months, or in any combination of such consideration or such other consideration and method of payment permitted under applicable law. The exercise price equaled the fair market value on the date of grant.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% levels or at any other defined level.

(4) Mr. Daou's service as Chief Executive Officer of the Company ended on June 15, 1999. He currently serves as Chairman of the Board.

         The following table sets forth certain information regarding options to purchase shares of Common Stock held as of December 31, 1999 by each of the Named Executive Officers.



                                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED               IN-THE-MONEY
                            SHARES            VALUE                 OPTIONS AT                      OPTIONS AT
                          ACQUIRED ON     REALIZED ($)          DECEMBER 31, 1999             DECEMBER 31, 1999 (1)
NAME                     EXERCISE (#)                      (EXERCISABLE/UNEXERCISABLE)     (EXERCISABLE/UNEXERCISABLE)
---------------------    ------------     ------------     ---------------------------     ---------------------------
Larry D. Grandia              -                 -               333,011 / 320,049                    $0 / $0
Georges J. Daou               -                 -                     0 /   8,000                    $0 / $0
Vincent K. Roach              -                 -                12,000 /  48,000                    $0 / $0
Darryl J. Bollinger           -                 -                 8,000 /  32,000                    $0 / $0
Stephen M. Casey              -                 -                12,000 /  48,000                    $0 / $0
D. Parker Hinshaw             -                 -                  8,470 / 33,884                    $0 / $0


----------------------------

(1) Calculated by determining the difference between the closing bid price of the Common Stock underlying the option as quoted on the Nasdaq National Market System on December 31, 1999 at $3.063 per share and the exercise price of the option.


       EMPLOYMENT AGREEMENTS

         LARRY D. GRANDIA. Effective June 15, 1999, the Company entered into an employment agreement with Larry D. Grandia for service as the Company's President and Chief Executive Officer. Under the agreement, Mr. Grandia will receive:

         -        an annual base salary of $230,000;

         -        a one-time signing bonus of $50,000;

         -        up to $150,000 in annual bonus compensation;

         - a grant of options to purchase 400,000 shares of Common Stock at an exercise price equal to the fair market value per share on the date of grant; provided that, if a "change in control" of the Company occurs, then, in most cases, 70% of the unvested stock options would vest immediately;

         - a $200,000 loan to Mr. Grandia that would be forgiven depending on the timing of a "change in control";

         - payment to Mr. Grandia of $1,500,000 if the Company either terminates Mr. Grandia without "cause" or does not offer an employment agreement acceptable to Mr. Grandia on or before August 15, 2001;

         - payment of a merger and acquisition success fee of $500,000 if he assists in negotiations related to a "change in control" of the Company; and

         - if an acquiring party in a "change in control" transaction does not offer a position acceptable to Mr. Grandia, then the acquiring party must pay to Mr. Grandia an amount equal to one and one-half times the aggregate of his annual base salary and his performance bonus compensation.



         DONALD R. MYLL. Effective September 8, 1999, the Company entered into an employment agreement with Donald R. Myll for service as the Company's Executive Vice President, Chief Financial Officer and Secretary. Under the agreement, Mr. Myll will receive:

         -        an annual base salary of $190,000;

         -        up to $20,000 per quarter in bonus compensation;

         - a grant of options to purchase 300,000 shares of Common Stock at an exercise price equal to the fair market value per share on the date of grant; provided that, if a "change in control" of the Company occurs, then, in most cases, 70% of the unvested stock options would vest immediately; and

         - a payment to Mr. Myll of an amount equal to Mr. Myll's salary plus any bonuses paid to Mr. Myll during the previous 12 month period if, following a "change in control," the Company either terminates Mr. Myll without "cause" or Mr. Myll resigns for "good reason".



         STEPHEN M. CASEY. Effective March 30, 1998, the Company entered into an employment agreement with Stephen M. Casey, the President and Chief Executive Officer of DAOU-Sentient and Director and President and Chief Executive Officer of Enosus, Inc. Under the agreement, Mr. Casey will receive:

         -        an annual base salary of $130,000;

         - a bonus of $60,000 payable according to the Company's customary payroll practices;

         -        up to $20,000 per quarter in bonus compensation; and

         - a grant of options to purchase 60,000 shares of Common Stock at an exercise price equal to the fair market value per share on the date of grant.


         D. PARKER HINSHAW. Effective June 26, 1998, the Company entered into an employment agreement with D. Parker Hinshaw, the Senior Vice President. Under the agreement, Mr. Hinshaw will receive:

         -        an annual base salary of $175,000;

         -        up to $100,000 per year in bonus compensation; and

         - a grant of options to purchase 60,000 shares of Common Stock at an exercise price equal to the fair market value per share on the date of grant.


         VINCENT K. ROACH. Effective June 16, 1998, the Company entered into an employment agreement with Vincent K. Roach, the Senior Vice President of Consulting Services. Under the agreement, Mr. Roach will receive:

         -        an annual base salary of $100,000;

         - a monthly draw equal to $30,000 and a settlement paid annually equal to (i) 40% of the aggregate of (a) 15% of all billings submitted by the Company to its clients for which Mr. Roach was designated account manager, (b) 25% of all billings submitted by the Company to its clients for which Mr. Roach was designated engagement manager, and (c) 60% of all billings submitted by the Company to its clients for services performed directly by Mr. Roach; plus (ii) 10% of the operating profits (before taxes) of DAOU-TMI, Inc.; less (iii) the monthly draws paid to Mr. Roach during the previous fiscal year; and

         - a grant of options to purchase 60,000 shares of Common Stock at an exercise price equal to the fair market value per share on the date of grant.


SEPARATION AND RELEASE AGREEMENTS

         ROBERT J. MCNEILL. Effective October 4, 1999, the Company entered into a separation and release agreement with Robert J. McNeill, its former Executive Vice President, Chief Operating Officer. Under the agreement:

         - Mr. McNeill was released from his obligation to repay a portion of the $105,000 signing bonus paid to Mr. McNeill in January 1997 in connection with his employment agreement;

         - Mr. McNeill received the $120,000 bonus he was entitled to under his existing bonus plan for the third quarter of 1999;
         - Mr. McNeill received a payment in the amount of $826,881, representing the difference between the value of certain of Mr. McNeill's remaining options to purchase the Common Stock and $723,119; and
         - The Company accelerated the vesting of options to purchase 28,060 shares of the Common Stock.

         FRED C. MCGEE. Effective July 2, 1999, the Company entered into a separation and release agreement with Fred C. McGee, its former Executive Vice President, Chief Financial Officer and Secretary. Under the agreement, Mr. McGee is entitled to receive monthly severance payments in the amount of $12,500 for 12 months following Mr. McGee's termination date.

         DARRYL J. BOLLINGER. Effective March 15, 2000 the Company entered into a separation and release agreement with Darryl J. Bollinger, its former Senior Vice President of Application Implementation Services. Under the agreement, Mr. Bollinger received a payment in the amount of $270,000.


RETENTION AND SEVERANCE AGREEMENTS

         DONALD R. MYLL. Effective March 1, 2000, the Company entered into a retention and severance agreement with Donald R. Myll, its Executive Vice President, Chief Financial Officer and Secretary. Under the agreement, Mr. Myll is entitled to receive:

         - Upon the consummation of a change in control transaction, a retention bonus in the amount of $270,000;
         - If, within 2 years of the consummation of a change in control, Mr. Myll is terminated without cause or resigns with good reason, a severance payment in the amount of $540,000; and
         -        Gross-up payments equal to the amount of taxes payable by Mr.
                  Myll in connection with the above retention bonus and severance payment.

This retention and severance agreement supersedes the change in control provisions of Mr. Myll's employment agreement. See "--Employment Agreements."

         STEPHEN M. CASEY. Effective March 1, 2000, the Company entered into a retention and severance agreement with Stephen M. Casey, the President and Chief Executive Officer of DAOU-Sentient and Director and President and Chief Executive Officer of Enosus, Inc. Under the agreement, Mr. Casey is entitled to receive:

         - Upon the consummation of a change in control transaction, a retention bonus in the amount of $275,000; and

         - If, within 2 years of the consummation of a change in control, Mr. Casey is terminated without cause or resigns with good reason, a severance payment in the amount of $550,000.


         ERIC S. RINGWALL. Effective March 1, 2000, the Company entered into a retention and severance agreement with Eric S. Ringwall, its Chief Technology Officer and the Executive Vice President and Chief Operating Officer of Enosus, Inc. Under the agreement, Mr. Ringwall is entitled to receive:

         - Upon the consummation of a change in control transaction, a retention bonus in the amount of $275,000;
         - If, within 2 years of the consummation of a change in control, Mr. Ringwall is terminated without cause or resigns with good reason, a severance payment in the amount of $550,000; and
         -        Gross-up payments equal to the amount of taxes payable by Mr.
                  Ringwall in connection with the above retention bonus and severance payment.

SECTION 401(k) PLAN

         Effective November 1, 1999, the Company initiated a new DAOU Systems, Inc. 401(k) Salary Savings Plan (New Plan); which covers employees who meet certain age and service requirements. Employees may contribute a portion of their earnings each plan year subject to certain Internal Revenue Service limitations. This New Plan replaces the former DAOU Systems, Inc. 401(k) Salary Savings Plan and various other defined contribution plans under which employees also participated. Contributions under these plans are made at the sole discretion of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during Fiscal 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with Larry D. Grandia, Donald R. Myll, Stephen M. Casey, D. Parker Hinshaw, and Vincent K. Roach. See "--Employment Agreements."

SEPARATION AND RELEASE AGREEMENTS

         The Company has entered into separation and release agreements with Fred C. McGee, Robert J. McNeill, and Darryl J. Bollinger. See "--Separation and Release Agreements."

RETENTION AND SEVERANCE AGREEMENTS

         The Company has entered into retention and severance agreements with Donald R. Myll, Stephen M. Casey, and Eric S. Ringwall.

SALE OF SERIES A PREFERRED STOCK

         On July 26, 1999, the Company issued an aggregate of 2,181,818 shares of its Series A Preferred Stock to Galen Partners III, L.P., Galen Partners International III, L.P., and Galen Employee Fund III, L.P., for aggregate proceeds of $12,000,000. David W. Jahns, a director of the Company, serves as a general partner of Galen Partners III, L.P. and Galen Partners International III, L.P. and has an ownership interest in Galen Employee Fund III, L.P.

         The Series A Preferred Stock is convertible at the option of the holder into Common Stock at a conversion price of $5.50 per share (subject to adjustment), and automatically converts at the adjusted conversion price if the closing price of the Common Stock equals or exceeds $11.00 per share (after adjustments for any stock split, dividend, combination or other recapitalization) for 20 consecutive trading days after July 26, 2000. The holders of the Series A Preferred Stock may cause the Company to redeem their shares upon the occurrence of (i) the resignation of Larry Grandia as Chief Executive Officer of the Company, (ii) the failure of the Company to hire a replacement for Larry Grandia as Chief Executive Officer within 180 days of his termination as Chief Executive Officer, or (iii) the failure of Georges Daou or Daniel Daou to vote their shares of Common Stock in favor of a merger transaction or a liquidation of the Company if the majority of the Company's board of directors has approved such merger transaction or liquidation. The holders of the Series A Preferred Stock are entitled to receive cumulative dividends at an initial annual rate of 6%. This annual rate will increase by 1% per year after July 26, 2001, up to a maximum annual rate of 12%. The dividends on the Series A Preferred Stock, which accrue and are payable semi-annually, are payable in additional shares of Series A Preferred Stock valued at $5.50 per share.

         The shares of Series A Preferred stock were sold in a private placement to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended (the "Securities Act").

         The Company registered 2,750,000 shares of Common Stock for resale upon the conversion of the shares of Series A Preferred Stock. The related Registration Statement on Form S-3 (file no. 33-87103) was declared effective by the SEC on October 25, 1999.

AGREEMENT WITH eASSIST.COM

         In 1999 the Company provided implementation services to eAssist.com, a company in which Georges Daou is the Chairman of the Board. Revenues related to these contracts totaled approximately $1,567,000 during Fiscal 1999. There are no ongoing contracts with eAssist.com.



STOCK OPTION GRANTS

         The Company has from time to time granted options and other compensation to its directors and executive officers. See "--Executive Compensation" and "--Security Ownership of Certain Beneficial Owners and Management."



         All future transactions, including any loans from the Company to its officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board, including a majority of the disinterested members of the Board or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION



         The Compensation Committee makes recommendations to the Board regarding compensation of the Company's officers and directors and oversees the administration of the Company's employee stock option plans and stock purchase plans, if any. All decisions of the Compensation Committee relating to compensation of the Company's executive officers are reviewed and approved by the entire Board.

COMPENSATION POLICY

         The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long-term growth objectives and its ability to attract and retain qualified executive officers. The Compensation Committee attempts to achieve these goals by integrating on an individualized basis competitive annual base salaries with stock options through the Company's stock option plan and otherwise. The Compensation Committee believes that cash compensation in the form of salary and bonus provides the Company's executives with short term rewards for success in operations, and that long term compensation through the award of stock options better coordinates the objectives of management with those of the stockholders with respect to the long term performance and success of the Company. The Compensation Committee generally takes into consideration a variety of subjective and objective factors in determining the compensation packages for executive officers, including how compensation compares to that paid by competing companies and the responsibilities and performance by each executive and the Company as a whole. In making its determinations, the Compensation Committee attempts to address the unique challenges which are present in the industry in which the Company competes against a number of public and private companies with respect to attracting and retaining executives and other key employees.

         The Compensation Committee has relied heavily on the equity/option position of executives and key employees as an important mechanism to retain and motivate executives and key employees while at the same time aligning their interests with those of the stockholders generally. The Compensation Committee believes that option grants are instrumental in motivating employees to meet the Company's future goals.

BASE SALARY

         The base salary of the Company's executive officers is set at an amount which the Compensation Committee believes is competitive with the salaries paid to the executive officers of other companies of comparable size in similar industries. In evaluating salaries, the Compensation Committee utilizes publicly available information and surveys of the compensation practices of information technology companies. The Compensation Committee also relies on information provided by the Company's Human Resources Department and its knowledge of local pay practices. Furthermore, the Compensation Committee considers the executives' performance of their job responsibilities and the overall financial performance of the Company. The Compensation Committee recognized the revenues and earnings generated by the Company during its fiscal year ended December 31, 1998 when establishing the salaries for Fiscal 1999.

BONUSES

         Each of the Company's executive officers is eligible to receive bonus compensation according to varying performance standards. During Fiscal 1999, the Compensation Committee determined the bonus compensation based on the achievement of certain quarterly revenue and profit targets. See "--Summary Compensation Table".

STOCK OPTION GRANTS

         The Company provides its executive officers with long-term incentives through stock option grants of stock options. An initial grant of options is made at the time an executive is hired and the Compensation Committee considers periodically additional grants based on the performance of both the individual executives and the Company as a whole. The Compensation Committee takes into account the executive's position and level of responsibility, existing stock and unvested option holdings and the potential reward if the stock price appreciates in the public market. The exercise price of all options is equal to the closing market price of the Common Stock on the date of grant and the options generally vest over a five-year period. The 1996 Option Plan currently qualifies for exclusion under Section 162(m) of the Internal Revenue Code.

COMPENSATION OF CHIEF EXECUTIVE OFFICERS

         Georges J. Daou served as the Chief Executive Officer of the Company since its inception in 1987 until June 15, 1999, on which date Larry D. Grandia became the Company's Chief Executive Officer. Both Mr. Daou and Mr. Grandia were compensated pursuant to the same general criteria. In setting compensation levels for the Chief Executive Officer, the Compensation Committee reviews competitive information reflecting compensation practices for similar technology companies and examines the Chief Executive Officer's performance relative to the Company's overall financial results. The Compensation Committee also considers the Chief Executive Officer's achievements against the same pre-established objectives and determines whether the Chief Executive Officer's base salary, target bonus and target total compensation approximate the competitive range of compensation for chief executive officer positions in the information technology industry.

         In Fiscal 1999, Georges J. Daou received $227,692 in salary. Mr. Daou was eligible for a quarterly bonus, contingent on the Company's achievement of certain quarterly performance milestones, and further contingent on the Company's achieving certain annual performance milestones. No bonus was paid to Mr. Daou during Fiscal 1999. Mr. Daou also received a grant of options to purchase 8,000 shares of Common Stock during Fiscal 1999 pursuant to the 1996 Option Plan as compensation for serving as a Director of the Company.

         In Fiscal 1999, Larry D. Grandia received $122,962 in salary. Mr. Grandia was eligible for and earned a $100,000 annual bonus. For the fiscal year ending December 31, 2000, Mr. Grandia's salary will be $230,000, with an annual bonus of $150,000. In June 1999, Mr. Grandia also received a grant of options to purchase 400,000 shares of Common Stock outside the 1996 Option Plan, and in October 1999 Mr. Grandia also received a grant of options to purchase 150,000 shares of Common Stock pursuant to the 1996 Option Plan.

COMPENSATION ARRANGEMENTS GENERALLY

         Overall, the Compensation Committee believes that the compensation arrangements for the Company's executives serve the long term interests of the Company and its stockholders and that, in particular, equity/option positions are an important factor in attracting and retaining key executives. The Compensation Committee intends to continue to review and analyze its policies in light of the performance and development of the Company and the environment in which it competes for executives and to retain outside compensation consultants from time to time to assist the Compensation Committee in such review and analysis.

                                            Compensation Committee:

                                            David W. Jahns
                                            John H. Moragne
                                            Richard B. Jaffe

April 28, 2000

         The foregoing reports of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                                PERFORMANCE GRAPH

            COMPARE CUMULATIVE TOTAL RETURN AMONG DAOU SYSTEMS, INC.,


                    NASDAQ MARKET INDEX AND PEER GROUP INDEX


                       2/13/97   3/31/97   6/30/97   9/30/97   12/31/97   3/31/98   6/30/98   9/30/98   12/31/98   3/31/99   6/30/99
                       -------   -------   -------   -------   --------   -------   -------   -------   --------   -------   -------
DAOU Systems, Inc.     $100.00     75.00    177.78    347.22     347.22    217.33    254.22     63.89      68.44     65.28     63.89

NASDAQ Computer and
Data Processing Index  $100.00     92.61    118.76    129.87     122.57    162.01    179.80    169.48     219.47    263.62    274.46

NASDAQ Market Index
U.S. Companies         $100.00     93.47    110.61    129.31     121.28    141.65    145.75    131.95     170.18    191.39    209.42




                               9/30/99   12/31/99
                               -------   --------
DAOU Systems, Inc.               59.72      34.03

NASDAQ Computer and
Data Processing Index           284.00     480.34

NASDAQ Market Index
U.S. Companies                  214.49     316.01


         The above graph assumes that $100.00 was invested in the Common Stock and in each index on February 13, 1997, the effective date of the Company's initial public offering. The data used for the Nasdaq returns calculations was obtained from the Center for Research and Security Prices "CRSP" Total Return Indexes for the Nasdaq Stock Market. Although the Company has not declared a dividend on its Common Stock, the total return for each index assumes the reinvestment of dividends. Stockholder returns over the period presented should not be considered indicative of future returns. Pursuant to regulations of the SEC, the graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall it be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

                                  PROPOSAL TWO

           AMENDMENT TO THE DAOU SYSTEMS, INC. 1996 STOCK OPTION PLAN
                           (ITEM 2 ON THE PROXY CARD)

         The 1996 Option Plan was approved by the stockholders in January 1996, under which 947,025 shares of the Company's common stock were initially reserved for issuance upon exercise of options granted by the Company (the "Option Shares"). In November 1996, the number of Option Shares was increased to 1,367,925. In October 1997, the Board adopted, subject to stockholder approval, an amendment to the 1996 Option Plan to increase the number of Option Shares from 1,367,925 shares to 3,000,000 shares. In April 1998, the Board adopted, subject to stockholder approval, an amendment to the 1996 Option Plan that superseded the October 1997 amendment and increased the number of Option Shares to 4,000,000 shares of Common Stock, subject to the condition that the number of shares of Common Stock for which options can be granted pursuant to the 1996 Option Plan is limited to twenty-five percent (25%) of the number of outstanding shares of Common Stock at the end of the immediately preceding fiscal quarter. In April 2000 the Board adopted the amendment which is the subject of this Proposal Two. The proposed amendment to the 1996 Option Plan increases the number of Option Shares to 5,000,000 shares of Common Stock, subject to the condition that the number of shares of Common Stock for which options can be granted pursuant to the 1996 Option Plan is limited to twenty-five percent (25%) of the number of outstanding shares of Common Stock at the end of the immediately preceding fiscal quarter.

         At March 31, 2000, 17,712,368 shares of the Company's Common Stock were outstanding, thus enabling the grant of options to purchase 4,428,092 shares of Common Stock if this Proposal Two is approved. As of April 18, 2000, options to purchase a total of 3,020,995 shares of Common Stock have already been granted.

         The Board believes that approval of Proposal Two is important because it will provide the Company with the flexibility to grant stock options that the Company believes will be required to facilitate potential future growth. The Board believes that the authorization of 5,000,000 Option Shares will provide the Company with a reasonable reserve of Option Shares for potential growth, while the restriction to 25% of outstanding shares measured on a quarterly basis provides an appropriate limit on the number of shares of Common Stock for which options can be granted relative to the number of outstanding shares of Common Stock on the date of issuance.

         Stockholders are requested in this Proposal Two to approve the above referenced amendment to the 1996 Option Plan. An affirmative vote by the holders of a majority of the Shares present in person or represented by proxy at the Meeting is required for approval of the proposed amendments to the 1996 Option Plan.

         The essential features of the 1996 Option Plan are outlined below.

PURPOSE

         The general purpose of the 1996 Option Plan is to assist the Company in the recruitment, retention and motivation of employees, directors and consultants who are in a position to make contributions to the Company's progress. The 1996 Option Plan offers a significant incentive to the employees, directors and consultants of the Company by enabling such persons to acquire shares of Common Stock, thereby increasing their proprietary interest in the growth and success of the Company.

SHARES SUBJECT TO THE 1996 OPTION PLAN

         In the event of any increase or decrease in the number of issued shares of Common Stock resulting from the payment of a stock split, a reverse stock split, a stock dividend, recapitalization, combination or reclassification of the Company's stock or any other event which results in an increase or decrease in the number of issued shares effected without receipt of consideration by the Company, the Option Committee (as defined below) will make adjustments in the number and/or exercise price of options and/or the number of shares available under the 1996 Option Plan, as appropriate. The Option Committee's determination in connection with such adjustments will be final, binding and conclusive. Except as expressly provided in the 1996 Option Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares subject to a stock option.

         If this proposal is approved, the aggregate number of shares of Common Stock that will be reserved for issuance under the 1996 Option Plan will be increased from 4,000,000 shares to 5,000,000 shares.

ADMINISTRATION

         The 1996 Option Plan is administered by the Option Committee. The administration of the 1996 Option Plan with respect to employees (not including executive officers) and consultants (not including directors) has been delegated by the Option Committee to Georges J. Daou, the Company's Chairman of the Board, and Larry D. Grandia, the Company's President and Chief Executive Officer. Subject to the limitations set forth in the 1996 Option Plan, the Option Committee has the authority to determine to whom options will be granted (including initial grants to incoming directors), the term during which an option may be exercised and the rate at which an option may be exercised (including acceleration of vesting upon a change of control).

         The 1996 Option Plan provides for the grant of both incentive stock options ("ISOs") intended to qualify as such under Section 422(b) of the IRC and nonstatutory stock options ("NSOs"). ISOs may be granted only to employees (including officers and directors who are also employees) of the Company. NSOs may be granted to employees (including officers and directors who are also employees), directors and consultants of the Company. If any options granted under the 1996 Option Plan for any reason expire or are canceled or otherwise terminated without having been exercised in full, the shares allocable to the unexercised portion of such options again become available for issuance under the 1996 Option Plan. Options granted pursuant to the 1996 Option Plan will vest at the times determined by the Option Committee (generally over a five-year period). No individual may receive options to purchase more than a total of 150,000 shares of Common Stock under the 1996 Option Plan during any year.

         The maximum term of each stock option granted under the 1996 Option Plan is ten years. Stock options granted under the 1996 Option Plan must be exercised by the optionee before the earlier of the expiration date specified in the optionee's stock option agreement or 30 days after termination of the optionee's employment, except that the period may be extended on certain events, including death and termination due to disability, but not beyond the maximum ten-year term.

         The exercise price of all ISOs granted under the 1996 Option Plan must be no less than 100% of the fair market value per share of Common Stock on the date of grant. In the case of NSOs, the per share exercise price may be no less than 85% of the fair market value per share of Common Stock on the date of grant. With respect to an employee who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, the exercise price of any stock option granted must be no less than 110% of the fair market value per share of Common Stock on the date of grant. In addition to payment in cash, the 1996 Option Plan permits an optionee, with the approval of the Option Committee, to pay the exercise price of an option, all or in part, with shares of Common Stock which have already been owned by the optionee or his or her representative for more than 12 months and which are surrendered to the Company in good form for transfer. Such shares of Common Stock shall be valued at their fair market value on the date when the new shares of Common Stock are purchased under the 1996 Option Plan.

         Based upon the closing price of the Company's shares of Common Stock on the Nasdaq National Market System on April 18, 2000 ($2.375 per share), the maximum aggregate value of the underlying securities to be issued under the 1996 Option Plan, if the 1996 Option Plan is amended as proposed, is currently approximately $11.9 million. The actual value of the securities to be issued under the 1996 Option Plan will be determined by the fair market value of the underlying securities on the date(s) such securities are issued.

NONTRANSFERABILITY

         During an optionee's lifetime, such optionee's option(s) shall be exercisable only by him or her and shall not be transferable. In the event of an optionee's death, such optionee's option(s) shall not be transferable other than by will or by the laws of descent and distribution.

DURATION, AMENDMENT AND TERMINATION

         The Board may amend, suspend or terminate the 1996 Option Plan at any time, except that any amendment, suspension or termination shall not affect any option previously granted. Any amendment of the 1996 Option Plan, however, which
(i) increases the number of shares of Common Stock subject to the 1996 Option Plan, other than any increase pursuant to reorganization, (ii) materially modifies the requirements as to eligibility for participation in the 1996 Option Plan, (iii) materially increases the benefits accruing to holders of stock options under the 1996 Option Plan, or (iv) extends the term of the Plan, shall be subject to approval of the Company's stockholders by the affirmative vote of the holders of a majority of the securities of the Company present or represented and entitled to vote at a duly held stockholders' meeting. Stockholder approval is not required for any other amendment of the 1996 Option Plan. Unless sooner terminated by the Board, the 1996 Option Plan will terminate in 2006, and no further options may be granted or stock sold pursuant to the 1996 Option Plan following the termination date.

FEDERAL INCOME TAX CONSEQUENCES

INCENTIVE STOCK OPTIONS

         Under federal income tax law, a grant of an ISO under the 1996 Option Plan is not a taxable event for the Company or the recipient. Generally, the exercise of an ISO also will not result in any federal income tax consequences to the Company or the recipient except in circumstances where the alternative minimum tax applies. In calculating alternative minimum taxable income ("AMTI"), the excess of the fair market value of the shares of Common Stock acquired upon exercise of the ISO, generally determined at the time of exercise, over the amount paid for the shares of Common Stock by the taxpayer is included. However, if such shares are disposed of in a "disqualifying disposition," as defined below, in the year of exercise, the maximum amount included as AMTI is the gain on the disposition of such shares.

         When the recipient disposes of ISO shares after the shares have been held for at least two years from the date of grant of the ISO and one year after its exercise ("ISO holding period"), the recipient will recognize capital gain or loss equal to the difference between the basis in the shares (generally the exercise price) and the amount received in such disposition. If the recipient disposes of the ISO shares prior to the expiration of the ISO holding period, a "disqualifying disposition" is deemed to have occurred and the recipient must recognize compensation (ordinary) income equal to the lesser of (1) the difference between the ISO exercise price and the stock's fair market value on the date of exercise or (2) the recipient's actual gain, if any, on the purchase and sale. The compensation income is then added to the basis of the ISO shares for purposes of calculating gain or loss on the disposition of the ISO shares. The Company is entitled to take a deduction for the compensation income recognized on the disqualifying disposition if it has properly tracked the disqualifying transaction.

NONSTATUTORY STOCK OPTIONS

         There will be no federal income tax consequences to the Company or the recipient as a result of a grant of an NSO under the 1996 Option Plan. Upon exercise of such an option, the recipient will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of stock acquired at the time of exercise over the exercise price. Upon the subsequent disposition of the shares, the optionee will realize a capital gain or loss, depending on whether the selling price exceeds the fair market value of the shares on the date of exercise. The optionee's holding period in the shares, for capital gain and loss purposes, begins on the date of exercise.

         In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of an NSO granted under the 1996 Option Plan for any amounts included by the recipient as ordinary income at the time the recipient is taxed on such amounts. This compensation is subject to withholding and the Company reports the income on a Form W-2 or 1099.

POTENTIAL LIMITATION ON COMPANY DEDUCTIONS

         Section 162(m) of the IRC denies a deduction to any publicly held corporation for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 for any covered employee. However, certain performance-based compensation is not included in calculating the $1 million threshold. Stock options may qualify for this exclusion if the plan under which they are granted meets certain conditions. The 1996 Option Plan currently qualifies for exclusion under Section 162(m) of the IRC. As described above, the Company's stockholders approved an amendment to the 1996 Option Plan at the 1998 annual stockholders' meeting to bring the 1996 Option Plan into compliance with the conditions of Section 162(m) of the IRC. Certain option granted prior to this amendment may not satisfy the conditions and hence the Company may not be able to claim a tax deduction for certain exercises of NSOs or disqualifying dispositions of ISOs by certain of the Company's executives to the extent that income from such exercises or dispositions, combined with such executive's other taxable compensation for the year, exceeds $1 million. The Company is unable to predict whether or not such exercises will occur.

OTHER TAX CONSEQUENCES

         The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the 1996 Option Plan. Tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the 1996 Option Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

EXEMPTION FROM SECTION 16 OF THE EXCHANGE ACT

         Section 16 of the Exchange Act ("Section 16") establishes insider liability for profits realized from any "short-swing" trading transaction (i.e., purchase and sale, or sale and purchase within less than six months). Grants of options are generally viewed as purchases of the underlying securities for purposes of Section 16. Rule 16b-3 under the Exchange Act ("Rule 16b-3") provides that transactions by officers and directors pursuant to an employee stock option plan, such as option grants, are exempt from Section 16 liability provided that the plan meets certain requirements. In general, such exemption from such rules require that the transactions be: (i) approved by the Board, or a committee of the Board that is composed solely of two or more Non-Employee Directors, as such term is defined in Rule 16b-3; (ii) approved or ratified by either the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with Delaware law or the written consent of the holders of a majority of the securities of the Company entitled to vote, provided that such ratification occurs no later than the date of the next annual meeting of stockholders; or (iii) equity securities of the Company so acquired are held by the officer or director for a period of at least six months following the date of such acquisition, provided that this condition shall be satisfied with respect to a derivative security if at least six months elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security.

         The 1996 Option Plan is structured to comply with the above exemption requirements of Rule 16b-3.

VOTE REQUIRED

         An affirmative vote by the holders of a majority of the Shares present in person or represented by proxy at the Meeting is required for approval of the proposed amendment to the 1996 Option Plan.

         THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION AND APPROVAL OF THE AMENDMENT TO THE 1996 OPTION PLAN.

                                 PROPOSAL THREE

                APPROVAL OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN
                           (ITEM 3 ON THE PROXY CARD)


         The Board adopted the Company's 2000 Employee Stock Purchase Plan (the "Purchase Plan") on October 25, 1999, subject to the approval of the Company's stockholders at the 2000 Annual Meeting. A total of 1,500,000 shares of Common Stock have been authorized for issuance under the Purchase Plan. The Purchase Plan is intended to qualify under Sections 421 and 423 of the Internal Revenue Code. The Board believes that approval of this Proposal Three is important because it will help to properly align the incentives of the Company's employees with the Company's stockholders and it will increase the employees' proprietary interest in the growth and success of the Company.

PURPOSE

         The purpose of the Purchase Plan is to provide an opportunity for the employees of the Company (and certain designated subsidiaries) to purchase shares of Common Stock through payroll deductions and thereby have an additional incentive to contribute to the prosperity of the Company.

ADMINISTRATION

         The Board has broad authority to make policy decisions concerning the Purchase Plan. The Board has appointed an Administrative Committee to handle the day-to-day operations of the Purchase Plan and to perform such other functions relating to the Purchase Plan as delegated by the Board. All questions of interpretation or application of the Purchase Plan are determined by the Board or the Administrative Committee and its decisions are final, conclusive and binding upon all participants.

ELIGIBILITY

         Any employee regularly employed on a full-time basis (more than 20 hours per week or five months per year) by the Company one month prior to an Offering Date (as defined below) is eligible to participate in the Purchase Plan with respect to the Purchase Period beginning on such Offering Date; provided, however, that an employee may not participate in the Purchase Plan if, immediately after an option is granted, such employee owns (or is considered to own) shares of stock possessing five percent (5%) or more of either the total combined voting power or value of all classes of stock of the Company (or any of its subsidiaries). Approximately 603 employees will be eligible to participate in the Purchase Plan.

PARTICIPATION

         An eligible employee becomes a participant in the Purchase Plan by filing with the Company an enrollment form authorizing payroll deductions on a date prescribed by the Administrative Committee prior to the applicable Offering Date. Under the Purchase Plan, shares of Common Stock are offered for purchase through a series of successive option periods lasting six (6) months (each a "Purchase Period"), although the Administrative Committee may change the length or date of commencement of a Purchase Period without stockholder approval. Each eligible employee who elects to participate in the Purchase Plan for a particular Purchase Period will be granted a purchase option on the first day of such Purchase Period that is exercisable on the last day of such Purchase Period (the "Purchase Date"). To participate in the Purchase Plan, each eligible employee must authorize payroll deductions at the rate of any whole percentage of such employee's compensation, not to exceed fifteen percent (15%) of such compensation; provided, however, that in no event shall an employee be permitted to accrue rights to purchase shares under the Purchase Plan (and all other employee stock purchase plans of the Company) at a rate that exceeds $25,000 of the fair market value of such stock (determined at the time an option is granted) for any calendar year in which such option is outstanding at any time.

         Once an employee becomes a participant in the Purchase Plan, such employee will automatically participate in each successive Purchase Period until such time as the employee withdraws from the Purchase Plan or the employee's employment with the Company terminates. At the beginning of each Purchase Period, each participant is automatically granted an option to purchase shares of Common Stock. The option expires at the end of the Purchase Period or upon termination of employment, whichever is earlier, but is exercised automatically at the end of each Purchase Period for the purchase of the number of full shares of Common Stock to the extent of the accumulated payroll deductions credited to such participant's account during such Purchase Period.

PURCHASE PRICE; SHARES PURCHASED

         Shares of Common Stock may be purchased under the Purchase Plan at a price (the "Purchase Price") equal to the lower of (i) eighty-five percent (85%) of the fair market value per share of Common Stock on the date when a Purchase Period begins, or (ii) eighty-five percent (85%) of the fair market value per share of Common Stock on the date when the Common Stock is purchased. The "fair market value" of the Common Stock on any relevant date will be the closing price as reported on the Nasdaq National Market System on the day preceding the relevant date. The number of shares of Common Stock that a participant purchases in each Option Period is determined by dividing the total amount of payroll deductions withheld from such participant's compensation during the applicable Purchase Period by the Purchase Price. The number of shares which may be purchased on the first Purchase Date to occur in any calendar year may not exceed the number of shares determined by dividing $25,000 by the fair market value of a share of Common Stock on the first day of the Purchase Period in which such Purchase Date occurs. During subsequent Purchase Periods in the same calendar year, employees will be permitted to purchase additional shares of Common Stock, subject to the following limitation:

                  (i) the number of shares purchased by the employee during any Purchase Period whose Purchase Date occurred in the same calendar year shall be multiplied by the fair market value of a share of Common Stock on the first day of such previous Purchase Period;

                  (ii) the amount determined pursuant to (i) above shall be subtracted from $25,000; and

                  (iii) the amount resulting from (ii) above shall be divided by the fair market value of the shares of Common Stock on the first day of the Purchase Period in which the subsequent Purchase Date occurs.

         The quotient thus obtained shall be the maximum number of shares that may be purchased by the employee on such subsequent Purchase Date.

TERMINATION OF EMPLOYMENT

         Termination of a participant's employment for any reason, including disability or death, cancels immediately his or her option and participation in the Purchase Plan. In such event, the payroll deductions credited to such participant's account will be returned, without interest, to him or her or, in the case of death, to the person or persons entitled thereto.

ADJUSTMENT UPON CHANGE IN CAPITALIZATION OR CHANGE IN CONTROL

         In the event that the stock of the Company is changed by reason of any stock split, stock dividend, combination or recapitalization of the shares, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Purchase Plan, the number and class of shares of stock subject to options outstanding under the Purchase Plan, and the exercise price of any such outstanding options. Any such adjustment shall be made by the Board, whose determination shall be conclusive. Notwithstanding the foregoing, in connection with any merger or consolidation involving the Company or sale of all or substantially all of the Company's assets, (i) each option shall be assumed or an equivalent option substituted by such successor corporation (or parent or subsidiary of such successor corporation), (ii) a date established by the Board on or before the date of consummation of such merger or sale shall be treated as a Purchase Date, and (iii) all outstanding options shall be deemed exercisable on such Purchase Date.

AMENDMENT AND TERMINATION OF THE PURCHASE PLAN

         The Board at any time may terminate or amend the Purchase Plan, except that the following amendments require stockholder approval:

                  (i) materially increase the number of shares of Common Stock subject to the Purchase Plan (unless as a result of stock split, stock dividend combination or recapitalization);

                  (ii) materially modify the requirements as to eligibility for participation in the Purchase Plan;

                  (iii) materially increase the benefits accruing to participating employees;

                  (iv) reduce the Purchase Price (unless as a result of stock split, stock dividend combination or recapitalization); or

                  (v) extend the term of the Purchase Plan beyond the date specified in the Purchase Plan.

CHANGE OF PARTICIPATION LEVEL AND WITHDRAWAL

         A participant may withdraw from the Purchase Plan at any time. A participant may reduce his or her rate of payroll deductions only once during each Purchase Period, and may increase such rate only effective on the first payroll date following the next Purchase Date. If a participant withdraws during a particular Purchase Period, such participant may (i) have his or her accumulated payroll deductions remain in the Purchase Plan for purchasing shares on the following Purchase Date, or (ii) receive an amount equal to his or her aggregate payroll deductions during such Purchase Period.

FEDERAL TAX INFORMATION FOR PURCHASE PLAN

         The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the IRC. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two (2) years from the first day of the Purchase Period and more than one (1) year from the date of transfer of the stock to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to fifteen percent (15%) of the fair market value of the shares as of the first day of the Purchase Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above and except to the extent permitted under Section 162(m) of the IRC.

         The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the Purchase Plan. Tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the Purchase Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

VOTE REQUIRED

         An affirmative vote by the holders of a majority of the Shares present in person or represented by proxy at the Meeting is required for approval of the Purchase Plan.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PURCHASE PLAN.

                                  PROPOSAL FOUR
                      RATIFICATION OF INDEPENDENT AUDITORS
                           (ITEM 4 ON THE PROXY CARD)


         The Board has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Meeting. Ernst & Young LLP has audited the Company's financial statements annually since March 1995. Its representatives are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-Laws or otherwise. The Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event that the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change could be in the best interests of the Company and its stockholders.

VOTE REQUIRED

         An affirmative vote by the holders of a majority of the Shares present in person or represented by proxy at the Meeting is required for approval of ratification of the independent auditors.

         THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                                 OTHER BUSINESS

         The Company is not aware of any other matters to be presented at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares that they represent in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

         Proposals that stockholders desire to have included in the Company's proxy materials for next year's Annual Meeting of Stockholders must be received by the Secretary of the Company at its principal executive offices (5120 Shoreham Place, San Diego, California 92122) no later than January 1, 2001, and must satisfy the conditions established by the SEC for stockholder proposals to be included in such proxy materials.

         A stockholder who intends to present for next year's Annual Meeting of Stockholders a proposal that is not discussed in the related proxy materials should notify the Company of such proposal on or before March 17, 2001. Otherwise, the individuals designated as proxies by the Company in connection with next year's Annual Meeting of Stockholders will have discretionary authority to vote for or against such proposal at this meeting.

FORM 10-K

         A copy of the Company's Annual Report for Fiscal 1999 is being mailed with this Proxy Statement to stockholders entitled to notice of the Meeting. At any stockholder's written request, the Company will provide without charge, a copy of the Annual Report for Fiscal 1999 which incorporates the Form 10-K as filed with the SEC, including the financial statements and a list of exhibits. If copies of exhibits are requested, a copying charge of $.20 per page will be made. Requests should be sent to Investor Relations, DAOU Systems, Inc., 5120 Shoreham Place, San Diego, California 92122.

                                 By Order of the Board of Directors


                                 Donald R. Myll
                                 SECRETARY

                                  DAOU SYSTEMS
                              5120 SHOREHAM PLACE
                          SAN DIEGO, CALIFORNIA 92122

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints Larry D. Grandia and Donald
R. Myll, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of DAOU Systems, Inc. to be held at the Company's principal executive offices located at 5120 Shoreham Place, San Diego, California 92122, on May 31, 2000, at 10:00 a.m., local time, and at any adjournments thereof, and to vote as designated.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL CLASS II DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS, "FOR" THE AMENDMENT OF THE 1996 STOCK OPTION PLAN, "FOR" THE APPROVAL OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN AND "FOR" THE RATIFICATION OF INDEPENDENT AUDITORS AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

1.  ELECTION OF CLASS II DIRECTOR NOMINEES
   / / FOR all nominees listed below.   / / FOR all nominees listed below except
as marked to the contrary.
         / / WITHHOLD AUTHORITY to vote for all nominees listed below.
Nominees:  1. John H. Moragne (Class II)      2. Kevin M. Fickenscher (Class II)

Withhold Authority For Specific Nominee ________________________________________

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                      YOUR VOTE IS IMPORTANT! PLEASE VOTE.

                          (Continued on reverse side)

2.  AMENDMENT TO 1996 STOCK OPTION PLAN                      Vote For / /   Vote
Against / /   Abstain / /

3.  APPROVAL OF 2000 EMPLOYEE STOCK PURCHASE PLAN            Vote For / /   Vote
Against / /   Abstain / /

4.  RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS               Vote
For / /   Vote Against / /   Abstain / /

                                              and to vote on such other business
                                              as may properly come before the
                                              meeting

                                              Dated: _____________________, 2000

                                              __________________________________
                                              Signature of Stockholder(s)

                                              __________________________________
                                              Signature of Stockholder(s)

                                              Please sign exactly as name
                                              appears heron. When shares are
                                              held by joint tenants, both should
                                              sign. When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give full
                                              title as such. If a corporation,
                                              please sign in full corporate name
                                              by president or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.

                             THANK YOU FOR VOTING.